Exhibit 99.1

I.                                         FOR IMMEDIATE RELEASE

Contact:	Wendy Watkins
716-858-5092

II.                                     Wheeling Island Gaming, Inc. Announces Third Quarter Earnings

WHEELING, W.Va. (November 8, 2004) - Wheeling Island Gaming, Inc. announced today that the company’s unaudited financial results for its third quarter ending September 26, 2004 reflect operating revenues of $30.9 million, representing a decrease of $0.2  million or 0.7% compared to the same quarter last year.  Gaming revenues were $26.0 million for the quarter, a decrease of $0.1 million or 0.3% compared to the same quarter last year.  The decrease in gaming revenues was due partially to the September flooding of the Ohio River which closed gaming operations for four days and portions of two additional days.  The decrease in operating revenues was due to the decrease in gaming revenues, primarily from the flood, and decreases in lodging revenues offset partially by increases in food and beverage revenues.

Income from operations for the quarter was $11.0 million or $0.4 million lower than the third quarter last year.  The decrease was due to the $0.2 million decrease in operating revenues and a $0.2 million increase in operating expenses.  The increase in operating expenses was due primarily to increased marketing and promotional expenses and higher depreciation costs.

Wheeling Island’s net income for the quarter was $4.4 million or $0.7 million lower than the third quarter last year.  The lower net income was due to the lower income from operations and a one-time charge of $0.6 million for flood-related costs offset partially by a $0.1 million decrease in interest expense and a $0.3 million decrease in income taxes.

Earnings before interest, taxes, depreciation and amortization (EBITDA) were $13.4 million for the quarter, representing a decrease of $0.7 million or 5.1% from the same quarter last year. After adjusting for the non-recurring flood expenses of $0.6 million, Wheeling Island Gaming’s EBITDA was $14.0 million, representing a decrease of

$0.1 million or 0.7% from the same quarter last year.   The one-time charge for flood expenses represents repair costs resulting from the damage to Wheeling Island’s gaming and racing facilities.

For the nine months ended September 26 2004, Wheeling Island Gaming’s operating revenues were $91.3 million, representing an increase of $13.6 million or 17.5% over the same period last year.  Gaming revenues increased by $10.6 million or 16.0% from the prior year.  The increase in gaming revenues was due to the full nine month impact of increased gaming activity associated with the opening of the Wheeling Island expansion.  The expansion, which opened on June 26, 2003, increased the number of slot machines from 1,630 to 2,200. The full nine month impact of the expansion, along with the further expansion of gaming operations in 2004, which increased the number of slot machines from 2,200 to 2,363 resulted in higher levels of gaming activity.

The company’s operating income for the nine months ended September 26, 2004 was $32.4 million, or $3.5 million higher than the same quarter last year.  The increase was due to the $13.6 million increase in operating revenues offset partially by $10.0 million higher operating expenses.   The increase in operating expenses was due to the full nine month impact of the expansion and higher depreciation expenses.

Net income for the nine month period was $13.7 million, or $1.5 million higher than the nine month period last year.  The higher net income was due to the higher income from operations, offset partially by a one-time charge of $0.6 million for flood-related expenses, a $0.4 million increase in interest expense and a $1.2 million increase in income taxes.

For the nine months, the company’s earnings before interest, taxes, depreciation and amortization (EBITDA) were $40.6 million, representing a $5.1 million or 14.5% increase over the same nine months last year.  After adjusting for the non-recurring flood costs, the company’s EBITDA was $41.2 million representing a $5.7 million increase over the same nine month period last year.

As of September 26, 2004, Wheeling Island Gaming has $132.0 million of debt outstanding, comprised of $125 million of unsecured senior notes and $7.0 million of borrowings under its revolving credit facility.

Today, the company filed its Form 10-Q with the Securities and Exchange Commission.  The Form 10-Q filing includes the unaudited financial results of the company for the third quarter.  The Form 10-Q was filed electronically and is available from the Securities and Exchange Commission at www.sec.gov.

Wheeling Island Gaming, Inc. owns and operates Wheeling Island Racetrack & Gaming Center, a premier gaming and entertainment complex located in Wheeling, West Virginia. It is the largest operation of Delaware North Companies Gaming & Entertainment, formerly Sportsystems,  a wholly owned subsidiary of Delaware North Companies, Inc.

About Delaware North Companies Gaming & Entertainment

Delaware North Companies Gaming & Entertainment is one of the most innovative gaming and racing operators in the country, specializing in racing venues with added amenities, including video gaming machines, poker rooms, full service restaurants, retail shops and lodging. The company oversees more than 5,500 video gaming machines across the country and operates at seven successful racing operations in New York, Arizona, Florida, West Virginia and Arkansas. To date, Delaware North Companies Gaming & Entertainment is one of only two operators of video gaming machines at racetrack locations in New York State.

About Delaware North Companies

Delaware North Companies is one of the world’s leading hospitality and food service providers.  Its family of companies includes Delaware North Companies Gaming & Entertainment, Delaware North Companies Parks & Resorts, CA One Services, Sportservice, Delaware North Companies International, the FleetCenter, and the Delta Queen Steamboat Company. Delaware North Companies is one of the largest privately held companies in the United States with more than $1.6 billion in annual revenue and 30,000 associates serving half a billion customers in the United States, Canada, Australia, New Zealand and the United Kingdom.

Note:  This press release may contain “forward-looking statements” within the meaning of the federal securities laws.  Statements concerning anticipated future events and expectations are not historical facts.  We caution you that these statements are not guarantees of future performance and are subject to numerous risks and uncertainties any of which could cause actual results to differ materially from those expressed or implied by the statements herein.  These statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Financial Chart

Reconciliation of Cash Provided by Operating Activities to EBITDA

($000)

	Three Months Ended
	September 26, 2004	September 28, 2003

Cash provided by operating activities	$13,320	$14,559

Deduct changes in other assets and liabilities	(7,255)	(6,227)
Deduct other non-cash adjustments
Add interest expense excluding amortization Of debt issuance costs	3,319	3,435
Add current federal tax expense	3,983	2,313

EBITDA*	$13,367	$14,080

	Nine Months Ended
	September 26, 2004	September 28, 2003

Cash provided by operating activities	$31,741	$25,794

Deduct changes in other assets and liabilities	(9,748)	(5,361)
Deduct other non-cash adjustments	(52)
Add interest expense excluding amortization Of debt issuance costs	10,008	9,528
Add current federal tax expense	8,672	5,517

EBITDA*	$40,621	$35,478

*EBITDA means earnings before interest, taxes, depreciation and amortization.

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